Exhibit 99.1

BLOCK, INC.

2025 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan.

The purposes of this Plan are to attract and retain personnel for positions with the Company, to provide additional incentive to Employees, Directors and Consultants (collectively, “Service Providers”), and to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options to Employees and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards to any Service Provider.

2.	Shares Subject to the Plan.

(a)	Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is:

(i)	80,000,000 Shares, plus

(ii)	any additional Shares that become available for issuance under the Plan under Sections 2(b) and 2(e).

The Shares may be authorized but unissued Common Stock, shares of Common Stock held in treasury or Common Stock issued and then reacquired by the Company.

(b)	Lapsed Awards.

(i)

Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.

(ii)

Stock Appreciation Rights. Only Shares actually issued pursuant to a Stock Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan. All remaining Shares originally subject to the Stock Appreciation Right will remain available for future issuance under the Plan.

(iii)

Full-Value Awards. Shares issued pursuant to, or underlying, Awards of Restricted Stock, Restricted Stock Units, stock-settled Performance Awards or Other Stock-Based Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.

(iv)	Withheld Shares. Shares withheld to pay the Exercise Price of an Award or to satisfy tax withholding obligations related to an Award will become available for future issuance under the Plan.

(v)

Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash, rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan and the Shares underlying such Award (or portion thereof) will again become available for future issuance under the Plan.

(c)	Incentive Stock Options. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 80,000,000 Shares.

(d)	Adjustment. The numbers provided in Sections 2(a) and 2(c) will be adjusted as a result of changes in capitalization referred to in Section 12.

(e)

Substitute Awards. If the Administrator (as defined below) grants Awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substitute Awards will not decrease the number of Shares available for issuance under the Plan.

3.	Administration of the Plan.

(a)	Procedure.

(i)

General. The Plan will be administered by the Board or a Committee (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.

(ii)

Further Delegation. To the extent permitted by Applicable Laws, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Board or a Committee may delegate to one or more Officers the authority to grant and administer Awards to Employees of the Company or any of its Subsidiaries who are not Officers; provided that the delegation must specify any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such Officer(s). Such delegation may be revoked at any time by the Board or Committee.

(b)

Powers of the Administrator. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:

(i)	to determine the Fair Market Value;

(ii)

to approve forms of Award Agreements for use under the Plan (provided that all forms of Award Agreement must be approved by the Board or the Committee of Directors acting as the Administrator), which need not be identical for each Participant;

(iii)	to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;

(iv)	to determine the number of Shares to be covered by each Award;

(v)

to determine the terms and conditions, consistent with the Plan, of any Award granted, which such terms and conditions may include, but are not limited to, the Exercise Price, the time(s) when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;

(vi)

to determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise and “sell-to-cover”), or any combination thereof, or canceled, forfeited or suspended;

(vii)	to institute and determine the terms and conditions of an Exchange Program;

(viii)	to interpret the Plan and make any decisions necessary to administer the Plan;

(ix)

to establish, amend and rescind rules relating to the Plan, including rules relating to sub-plans established to satisfy laws of jurisdictions other than the United States or to qualify Awards for favorable tax treatment under laws of jurisdictions other than the United States;

(x)

to interpret, modify or amend any outstanding Award (subject to Sections 18 and 19), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;

(xi)	to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 14;

(xii)	to delegate ministerial duties to any of the Company’s Employees;

(xiii)	to authorize any Person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;

(xiv)	to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award; and

(xv)

to make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan and due compliance with Applicable Laws, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)	Termination of Status.

(i)

Unless a Participant is on a leave of absence approved by the Company as set forth in Section 10, the Participant’s status as a Service Provider will end at midnight at the end of the last day the Participant actively provides services for a member of the Company Group (the “Termination of Status Date”). The Administrator has the sole discretion to determine the date on which a Participant stops actively providing services and whether a Participant may still be considered to be providing services while on a leave of absence and the Administrator may delegate this decision, other than with respect to Officers, to the Company’s senior human resources officer.

(ii)

This termination of status as a Service Provider will occur regardless of the reason for such termination, even if the termination is later found to be invalid, in breach of employment laws in the jurisdiction where Participant is providing services, or in violation of the terms of Participant’s employment or service agreement, if any such agreement exists.

(iii)

Unless otherwise expressly provided in an Award Agreement or otherwise determined by the Administrator, a Participant’s right to vest in any Award under the Plan will cease as of the Termination of Status Date and will not be extended by any notice period, whether arising under contract, statute or common law, including any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is providing services.

(d)

Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy.

(e)	Waiver. Subject to Sections 19 and 20(a), the Administrator may waive any terms, conditions or restrictions that are applicable to any Awards.

(f)

Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).

(g)

Tandem Awards. Other than as set forth in Section 4(h), Awards may, in the discretion of the Administrator, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(h)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

4.	Stock Options and Stock Appreciation Rights.

(a)

Stock Option and Stock Appreciation Right Award Agreement. Each Option and Stock Appreciation Right will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option or Stock Appreciation Right, its per share exercise price (“Exercise Price”), its Expiration Date, and such other terms and conditions as the Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.

(b)

Exercise Price. The Exercise Price for the Shares to be issued upon exercise of an Option or Stock Appreciation Right will be determined by the Administrator; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right.

(c)

Form of Consideration for Options. The Administrator will determine the acceptable forms of consideration for exercising an Option and those forms of consideration will be described in the Award Agreement. The consideration may consist of any combination of the following, to the extent permitted by Applicable Laws:

(i)	cash;

(ii)	check or wire transfer;

(iii)	promissory note;

(iv)

other Shares that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;

(v)

consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options that has been approved by the Board or a Committee of Directors;

(vi)	consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee of Directors; or

(vii)	any other consideration or method of payment to issue Shares (provided that other forms of considerations may only be approved by the Board or a Committee of Directors).

(d)	Payment for Stock Appreciation Rights. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:

(i)	the difference between the Fair Market Value on the date of exercise and the Exercise Price, multiplied by

(ii)	the number of Shares with respect to which the Stock Appreciation Right is exercised.

Payment upon Stock Appreciation Right exercise may be made in cash, in Shares of equivalent value, or any combination of cash and Shares, with the determination of form of payment made by the Administrator. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, despite the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease (x) the number of Shares thereafter available under the Stock Appreciation Right by the number of Shares as to which the Stock Appreciation Right is exercised and (y) the number of Shares thereafter available under the Plan by the number of Shares issued upon such exercise.

(e)	Incentive Stock Option Limitations.

(i)	Incentive Stock Options may be granted only to Employees of the Company or of a Parent or Subsidiary corporation (as defined in Section 424(a) of the Code);

(ii)	The Exercise Price of an Incentive Stock Option may not be less than 100% of the Fair Market Value on the Grant Date.

(iii)

To the extent that the aggregate Fair Market Value of the shares with respect to which Incentive Stock Options under Section 422(b) of the Code are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company Group) exceeds $100,000, the Incentive Stock Options whose value exceeds $100,000 will be treated as Nonstatutory Stock Options. Incentive Stock Options will be considered in the order in which they were granted. For this purpose, the Fair Market Value of the shares subject to an option will be determined as of the grant date of each option.

(iv)

The following rules apply to Incentive Stock Options granted to Participants who own stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company:

(1)	the Expiration Date of the Incentive Stock Option may not be after the day prior to the 5th anniversary of the Grant Date; and

(2)	the Exercise Price may not be less than 110% of the Fair Market Value on the Grant Date.

If an Option is designated in the Administrator action that granted it as an Incentive Stock Option but the terms of the Option do not comply with Section 4(e)(i) through 4(e)(iv), then the Option will not qualify as an Incentive Stock Option. All Options granted under the Plan are Nonstatutory Stock Options unless specifically designated as Incentive Stock Options in the Award Agreement pursuant to which such Options are granted.

(f)

Exercise of Option. An Option is exercised when the Company receives: a notice of exercise (in such form as the Administrator may specify from time to time) from the Person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, despite the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for purchase under the Option, by the number of Shares as to which the Option is exercised.

(g)

Expiration of Options and Stock Appreciation Rights. The Expiration Date of an Option or a Stock Appreciation Right will be set forth in the Award Agreement. Subject to Section 4(e)(iv)(1), the Expiration Date of an Option will be the day prior to the 10th anniversary of the Grant Date or any earlier date provided in the Award Agreement. An Option or Stock Appreciation Right may expire before its expiration date under Sections 13 or 16(e) or under the Award Agreement.

(h)

Tandem Awards. Stock Appreciation Rights may be granted under the Plan to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under this Section 4.

(i)

No Dividends or Dividend Equivalents. No grant of Options or Stock Appreciation Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 12(a)).

(j)

Automatic Exercise. To the extent set forth in the applicable Award Agreement, if, as of the last day of the term of an Option, the Fair Market Value of one Share exceeds the per Share exercise or strike price applicable to such Option and such Option has not previously been exercised as to all of the Shares subject thereto, then the Option shall be automatically deemed to have been exercised by the Participant on such date (the “Automatic Exercise Date”), which such automatic exercise shall be made on a “net exercise” basis to cover the applicable exercise or strike price applicable to such Option and any applicable tax withholding obligations; provided that, to the extent determined by the Committee and set forth in the applicable Award Agreement, this Section 4(j) shall not apply to any Option held by a Participant who has incurred a termination of service on or before the Automatic Exercise Date.

(k)

Tolling of Expiration. Subject to Section 409A of the Code, if exercising an Option or Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option or Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise would no longer be prevented by such provisions. If this would result in the Option or Stock Appreciation Right remaining exercisable past its Expiration Date, then, subject to Section 409A of the Code, it will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

5.	Restricted Stock.

(a)

Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator determines. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow until the end of the Period of Restriction applicable to such Shares. All grants of Restricted Stock and interpretative decisions about Restricted Stock may only be made by the Administrator.

(b)	Restrictions:

(i)

Except as provided in this Section 5 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated until the end of the Period of Restriction applicable to such Shares.

(ii)	During the Period of Restriction, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(iii)

Except as otherwise provided in this Section 5 or an Award Agreement, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.

(iv)

During the Period of Restriction, Participants holding Shares of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the Shares of Restricted Stock with respect to which they were paid and if such dividend or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such Shares until the restrictions on the Shares of Restricted Stock with respect to which they were paid have lapsed.

(v)	The Administrator may impose, prior to grant, or remove any restrictions on Shares of Restricted Stock.

(vi)

The Administrator may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

6.	Restricted Stock Units.

(a)

Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the terms, conditions and restrictions related to the grant, including the number of Restricted Stock Units, the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)

Vesting Criteria and Other Terms. The Administrator will set vesting criteria that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c)

Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 6(d). The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.

(d)

Form and Timing of Payment. Payment of earned Restricted Stock Units will be made when practicable after the date set forth in the Award Agreement and determined by the Administrator. The Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)

Rights to Shares. A Restricted Stock Unit shall not convey to a Participant the rights and privileges of a shareholder with respect to the Shares subject to such Restricted Stock Unit, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Restricted Stock Unit.

7.	Performance Awards.

(a)

General. Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Administrator. In addition, the Administrator may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Administrator. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Administrator.

(b)	Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the Performance Period and the material terms of the Award.

(c)

Performance Goals. The Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Administrator may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Administrator shall have the power to impose such other restrictions on Awards subject to this Section 7(c) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any Applicable Laws, stock market or exchange rules and regulations or accounting or tax rules and regulations. The Administrator may designate any business criteria on which the performance criteria may be based or adjust, modify or amend the performance criteria applicable to any Award, including to take into account actions approved by the Board or a committee thereof that affect the achievement of the original performance criteria. Performance criteria may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned.

(d)

Settlement. Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Administrator. Settlement of earned Performance Awards will be made when practicable after the end of the applicable Performance Period or the satisfaction of other applicable vesting criteria. The Administrator may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

8.	Other Cash-Based Awards and Other Stock-Based Awards.

(a)

General. The Administrator is authorized, subject to limitations under Applicable Laws, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. Other Stock-Based Awards may include, without limitation, Awards issued pursuant to any “matching program” adopted by the Company in connection with any employee stock purchase plan or program maintained by the Company from time to time. The Administrator shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 8 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Administrator shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

9.	Outside Director Limitations.

(a)

General. No Outside Director may be granted, in any fiscal year of the Company, Awards with a grant date fair value (determined under U.S. generally accepted accounting principles) of more than $1,000,000. Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purpose of this limitation.

10.	Leaves of Absence/Transfer Between Locations/Change of Status.

(a)

General. Unless otherwise provided by the Administrator, a Participant will not cease to be an Employee in the case of any leave of absence approved by the Company or other member of the Company Group employing such Employee or any transfer between locations of the Company or members of the Company Group.

(b)

Vesting. Unless a leave policy approved by the Administrator provides otherwise or it is otherwise determined by the Administrator or required by Applicable Laws, vesting of Awards granted under the Plan will continue only for Participants on an approved leave of absence, subject to any terms and conditions determined by the Administrator from time to time.

(c)

Incentive Stock Option Status. If a Participant’s leave of absence approved by the Company or other member of the Company Group employing such Employee exceeds three months and reemployment upon expiration of such leave is not guaranteed by statute or contract, then three months following the first day of such leave the Participant will no longer be an Employee for Incentive Stock Option purposes. If reemployment upon expiration of such leave of absence is not guaranteed by statute or contract, then six months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

(d)	Protected Leaves.

(i)	Any leave of absence by a Participant will be subject to any Applicable Laws that apply to leaves of absence.

(ii)

For a Participant on a military leave, if required by Applicable Laws, vesting will continue for the longest period that vesting continues under any other statutory or Company-approved leave of absence. When a Participant returns from military leave (under conditions that would entitle him or her to such protection under the Uniformed Services Employment and Reemployment Rights Act), the Participant will be given vesting credit to the same extent as if the Participant had continued to provide services to the Company or other member of the Company Group, as applicable, through the military leave.

(e)	Changes in Status. If a Participant who is an Employee has a reduction in hours worked, the Administrator may unilaterally:

(i)

make a corresponding reduction in the number of Shares or cash amount subject to any portion of an Award that is scheduled to vest or become payable after the date of such extend leave or reduction in hours; and

(ii)	in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award.

If any such reduction occurs, the Participant will have no right to any portion of the Award that is reduced.

(f)

Determinations. The effect of a Company-approved leave of absence, a transfer, or a Participant’s reduction in hours of employment or service on the vesting of an Award shall be determined, under policies reviewed by the Administrator, by the Company’s senior human resources officer or other Person performing that function or, with respect to Directors or Officers by the Compensation Committee of the Board, and any such determination will be final.

11.	Transferability of Awards.

(a)

General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.

(b)

Domestic Relations Orders. If approved by the Administrator, an Award may be transferred under a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b) (2). An Incentive Stock Option may be converted into a Nonstatutory Stock Option as a result of such transfer.

(c)

Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws.

(d)

Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested then the service of the Participant will continue to determine whether the Award will vest and any Expiration Date.

(e)

Beneficiaries. A Participant may designate a beneficiary or change a previous beneficiary designation only at such times as prescribed by the Administrator, in its sole discretion, and only by using forms and following procedures approved or accepted by the Administrator for that purpose.

12.	Adjustments; Dissolution or Liquidation.

(a)

Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs (including, without limitation, a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares (including the identity of the issuer) that may be delivered under the Plan and/or the number, class (including the identity of the issuer), and price of shares covered by each outstanding Award, and the numerical Share limits in Section 2 in such a manner as it deems equitable. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of shares or other securities of the Company will not be treated as an event that will require adjustment.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant when practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

13.	Change in Control.

(a)

Treatment of Outstanding Awards Upon a Change in Control. In the event of a Change in Control, the Administrator may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award (except as otherwise provided in the applicable Service Agreement or Award Agreement and subject to Section 13(d) below), which need not be uniform with respect to all Participants and/or Awards:

(i)	continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its Parent;

(ii)

substitution or replacement of such Award by the successor or surviving entity or its Parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a Parent or Subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)

acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either:

(1)

if such Award is assumed, continued or substituted by the Company (if it is the surviving corporation) or by the successor or surviving entity or its Parent in accordance with clauses (i) or (ii) above, in the event a Participant incurs an involuntary termination of service by the Company (or the successor or surviving entity or its Parent), including as determined by the Administrator in its discretion or set forth in an Award Agreement, upon a termination of the Participant’s employment or service by the Company (or a successor corporation or its Parent) without Cause, or, solely to the extent set forth in an applicable Service Agreement or Award Agreement or otherwise determined by the EIP Administrator in its discretion, by the Participant for “good reason” and/or due to a Participant’s death or “disability” (as such terms may be defined in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be), in each case on or within a specified period determined by the Administrator or set forth in an Award Agreement (but not to exceed 24 months following the Change in Control); or

(2)	if such Award is not assumed, continued or substituted in accordance with clauses (i) or (ii) above, immediately upon the occurrence of the Change in Control;

(iv)

in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s), which shall be at the greater of (x) the actual level of performance through the date of the Change in Control (to the extent determinable) and (y) target performance (100%), unless otherwise determined by the Administrator or as set forth in the applicable Award Agreement; and

(v)

cancellation of such Award at the time of the Change in Control in consideration of a payment to the Participant of cash, securities, rights and/or other property or a combination thereof, as determined by the Administrator in its sole discretion, that is at least equal to the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities in respect of the Shares underlying such Awards (or, in the case of Options or Stock Appreciation Rights, the excess, if any, of the price or implied price per Share in the Change in Control over the Exercise Price of such Option or Stock Appreciation Right, multiplied by the number of Shares covered by such Award); provided that in the case of an Option or Stock Appreciation Right, such payment shall be limited as necessary to prevent the Option or Stock Appreciation Right from being subject to tax under Section 409A of the Code. Such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

(b)

Termination of Underwater Options and SARs. For the avoidance of doubt, in the event of a Change in Control, the Administrator may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price equals or exceeds the per Share value of the consideration to be paid in the Change in Control transaction, without payment of consideration therefor.

(c)

Administrator Authority to Modify Outstanding Awards. Without limiting the generality of the foregoing, the Administrator will have the authority to modify Awards in connection with a Change in Control:

(i)	in a manner that causes them to lose their tax-preferred status;

(ii)

to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the transaction the Option may only be exercised to the extent it is vested;

(iii)

to suspend a Participant’s right to exercise an Option during a limited period of time preceding and/or following the closing of the transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the transaction; and

(iv)

to reduce of the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the transaction is equivalent and the adjustment complies with Treasury Regulation Section 1.409A-1(b)(v)(D).

(d)

Service Agreements. Notwithstanding anything to the contrary in the Plan or any Award Agreement, the terms and conditions set forth in the Participant’s Service Agreement (if any) regarding the treatment of any Awards granted under the Plan upon a termination of status as a Service Provider or in connection with a Change in Control shall apply in lieu of the terms set forth herein or in an Award Agreement to the extent such terms in the applicable Service Agreement are more favorable to the Participant than those set forth in the Plan and the Award Agreement with respect to such Awards, in each case unless the terms of an Award Agreement expressly provide that such Award Agreement supersedes the Participant’s Service Agreement with respect to the applicable Award governed thereby.

(e)

Outside Director Awards. Notwithstanding Section 13(a), with respect to Awards granted to an Outside Director, as of immediately preceding the Change in Control, each Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares not otherwise vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at the greater of (x) the actual level of performance through the date of the Change in Control (to the extent determinable) and (y) target performance (100%), unless otherwise determined by the Administrator or as set forth in the applicable Award Agreement and all other terms and conditions deemed met.

14.	Tax Matters.

(a)

Withholding Requirements. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes (including the Participant’s social tax obligations) required to be withheld with respect to such Award (or exercise thereof).

(b)

Withholding Arrangements. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may permit or may require a Participant to satisfy such tax withholding obligations, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash (including cash from the sale of Shares issued to Participant) or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or a greater amount to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iv) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date the taxes must be withheld.

15.	Section 409A of the Code.

(a)

General. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of noncompliance with Section 409A of the Code.

16.	Other Terms.

(a)

No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship with or without cause, to the extent permitted by Applicable Laws.

(b)

No Claim to Awards. No Employee, Consultant, Director, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(c)

Benefit Entitlements. No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(d)

Other Compensatory Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)	Forfeiture Events.

(i)

All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws, including, without limitation, the Block, Inc. Financial Restatement Clawback Policy (as may be amended from time to time). In addition, all Awards granted under the Plan will be subject to any additional clawback policies that the Company maintains, including, without limitation, the Block, Inc. Clawback Policy and the Block, Inc. Severance Clawback Policy (each as may be amended from time to time). In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 16(e) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will give a Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(ii)

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any act by a Participant, whether before or after such Participant’s Termination of Status Date, which would constitute cause for termination of such Participant’s status as a Service Provider.

(iii)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (i) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (ii) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(f)	Evidence of Awards. Any Award may be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration.

(g)

Consideration. Awards shall be granted for such cash or other consideration, if any, as the Administrator determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by Applicable Laws.

(h)

Form of Payment. Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Administrator in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Administrator. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(i)

Award Certificates. All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(j)

Restrictive Covenants. The Administrator may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.

(k)

Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(l)

No Fiduciary Relationships. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(m)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(n)

Non-U.S. Participants. Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Administrator, be necessary or desirable to recognize differences in local law, tax policy or custom. The Administrator also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

17.	Term of Plan.

(a)

General. Subject to Section 21, the Plan will become effective on the Effective Date. It will continue in effect until the earliest of occur of (a) tenth anniversary of the Effective Date, (b) the maximum number of Shares available for issuance under the Plan have been issued or (c) the Plan is terminated in accordance with Section 18. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board or the Compensation Committee of the Board to amend the Plan, shall extend beyond such date.

18.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board or Compensation Committee of the Board may amend, alter, suspend or terminate the Plan.

(b)	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c)

Consent of Participants Generally Required. Subject to Section 18(d), no amendment, alteration, suspension or termination of the Plan or an Award will materially impair the rights of any Participant without a signed, written agreement between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.

(d)	Exceptions to Consent Requirement.

(i)

A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination does not materially impair the Participant’s rights; and

(ii)

Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done:

(1)	in a manner permitted under the Plan,

(2)	to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code,

(3)

to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code,

(4)	to clarify the manner of exemption from Section 409A of the Code or compliance with any requirements necessary to avoid the imposition of additional tax under Section 409A(a)(1)(B) of the Code, or

(5)	to comply with other Applicable Laws.

19.	Prohibition on Repricing.

(a)

General. Except as provided in Section 2(d), the Administrator may not, without shareholder approval, seek to effect any repricing of any previously granted “underwater” Option, Stock Appreciation Right or similar Award (including, without limitation, through an Exchange Program) by: amending or modifying the terms of the Option, Stock Appreciation Right or similar Award to lower the exercise price; canceling the underwater Option, Stock Appreciation Right or similar Award and granting either replacement Options, Stock Appreciation Rights or similar Awards having a lower exercise price or Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; or canceling or repurchasing the underwater Options, Stock Appreciation Rights or similar Awards for cash or other securities. An Option, Stock Appreciation Right or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

20.	Conditions Upon Issuance of Shares.

(a)

Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws will relieve the Company of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

(b)

Investment Representations. As a condition to the exercise of an Award, the Company may require the Person exercising such Award to represent and warrant during any such exercise that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)

Failure to Accept Award. If a Participant has not accepted an Award or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise or settlement of the Award prior to the first date the Shares subject such Award are scheduled to vest, then the Award will be canceled on such date and the Shares subject to such Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.

21.	Stockholder Approval.

(a)

General. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22.	Stockholder Rights.

(a)

General. An Award shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Award. The Administrator, in its sole discretion, may provide that an Award of Restricted Stock Units or Restricted Stock shall convey the right to receive dividend equivalents on the Shares subject to such Award with respect to any dividends declared during the period that such Award is outstanding, which such dividend equivalents shall be paid at such times and subject to such terms and conditions as determined by the Administrator in its discretion.

23.	Data Protection.

(a)

General. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its affiliates, third-party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(i)	administering and maintaining Participant records;

(ii)	providing the services described in the Plan;

(iii)	providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(iv)	responding to public authorities, court orders and legal investigations, as applicable.

(b)

Permitted Transferees. The Company may share the Participant’s personal data with affiliates, trustees of any employee benefit trust, registrars, brokers, third-party administrators of the Plan, third party service providers acting on the Company’s behalf to provide the services described above or regulators and others, as required by law. If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under Applicable Laws.

(c)

Retention of Data. The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

(d)

Employee Privacy Notice. Further information on those safeguards or derogations can be obtained through the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 23 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 23 and the terms of the Employee Privacy Notice, the terms of this Section 3 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.

(e)

Rights of Participants. A Participant has a right to request access to and rectification or erasure of the personal data provided, request the restriction of the processing of his or her personal data, object to the processing of his or her personal data, receive the personal data provided to the Company and transmit such data to another party and lodge a complaint with a supervisory authority.

24.	Choice of Law; Choice of Forum.

(a)

General. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.

25.	Definitions.

The following definitions are used in this Plan:

(a)

“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities or exchange control laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(b)	“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(c)

“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other Cash-Based Awards or Other Stock-Based Awards.

(d)	“Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” is as defined in the Participant’s Service Agreement, if any, or if not so defined, means the Participant’s:

(i)	willful and continued failure to perform or gross negligence in the performance of Participant’s job responsibilities;

(ii)	conviction of or pleading guilty or nolo contendere to any crime that involves dishonesty;

(iii)

unauthorized use or disclosure of any proprietary information or trade secrets of any Company Group member or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company Group except as required by law;

(iv)	conflict of interest that causes harm or cost to the Company Group;

(v)

violation of any Company policy, including but not limited to those prohibiting sexual harassment, unlawful discrimination, dishonesty or workplace violence, or any material breach of any written agreement with any Company Group member;

(vi)	actions or behavior that is reasonably likely to cause serious harm to the reputation of the Company;

(vii)	willful and continued failure to perform or gross negligence in the performance of job responsibilities; or

(viii)	job abandonment.

(g)	“Change in Control” means the occurrence of any of the following events:

(i)

A change in the ownership of the Company which occurs on the date that any Person acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this Section 25(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more Subsidiary corporations or other business entities; or

(ii)

A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For this Section 25(f)(ii), if any Person is in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross Fair Market Value equal to or more than 50% of the total gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided that for this Section 25(f)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)	a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)	a transfer of assets by the Company to:

(A)	a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C)	a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

(D)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsections 25(f)(i) through 25(f)(iii).

For this definition, gross Fair Market Value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, Persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

A transaction will not be a Change in Control:

(iv)

with respect to any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code); or

(v)

if its sole purpose is to (1) change the state of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(h)

“Code” means the Internal Revenue Code of 1986. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)	“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.

(j)	“Common Stock” means the Class A common stock of the Company.

(k)	“Company” means Block, Inc., a Delaware corporation, or any of its successors.

(l)

“Company Group” means the Company, any Parent or Subsidiary of the Company, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

(m)

“Consultant” means any natural Person engaged by a member of the Company Group to render bona fide services to such entity or who has accepted an offer of service or consultancy from the Company or any Subsidiary; provided the services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly promote or maintain a market for the Company’s securities. A Consultant must be a Person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.

(n)	“Director” means a member of the Board.

(o)	“Effective Date” means the date on which stockholder approval of the Plan is obtained.

(p)

“Employee” means any Person, including Officers and Directors, employed by the Company or any member of the Company Group or any prospective employee or Officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or Applicable Laws. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company.

(q)	“Exchange Act” means the U.S. Securities Exchange Act of 1934.

(r)

“Exchange Program” means a program under which outstanding Awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type and/or cash, Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other Person or entity selected by the Administrator, and/or the Exercise Price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the terms of the Plan (including Section 19 hereof).

(s)

“Expiration Date” means the last possible day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed by midnight California Time between the Expiration Date and the following date.

(t)	“Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable;

(ii)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;

(iii)	Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other non-Trading Day, the Fair Market Value will be the price as determined under subsections (i) or (ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(u)	“Incentive Stock Option” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Section 422 of the Code.

(v)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)	“Officer” means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(x)	“Option” means a stock option to acquire Shares granted under Section 4.

(y)

“Other Cash-Based Award” means an Award granted pursuant to Section 8, including cash awarded as a bonus or upon the attainment of specified performance criteria, as a result of an employee choice or election program or otherwise as permitted under the Plan.

(z)

“Other Stock-Based Award” means an Award granted pursuant to Section 8 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(aa)	“Outside Director” means a Director who is not an Employee.

(bb)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc)	“Participant” means the holder of an outstanding Award.

(dd)	“Performance Awards” means an Award granted pursuant to Section 7.

(ee)

“Performance Period” means the period established by the Administrator with respect to any Performance Award during which the performance goals specified by the Administrator with respect to such Award are to be measured.

(ff)

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions, and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg)	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(hh)	“Plan” means this 2025 Equity Incentive Plan, as may be amended from time to time.

(ii)	“Restricted Stock” means Shares issued under an Award granted under Section 5 or issued as a result of the early exercise of an Option.

(jj)

“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value, granted under Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk)	“Securities Act” means the Securities Act of 1933, as amended.

(ll)	“Service Agreement” means any employment, severance, consulting or similar agreement between any Company Group member and a Participant.

(mm)	“Service Provider” means an Employee, Director or Consultant.

(nn)	“Share” means a share of Common Stock.

(oo)	“Stock Appreciation Right” means an Award granted (alone or in connection with an Option) under Section 4.

(pp)	“Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code.

(qq)

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(rr)	“Trading Day” means a day on which the applicable stock exchange or national market system is open for trading.